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                                                                      EXHIBIT 11

                    MATRIA HEALTHCARE, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                (Amounts in thousands, except per share amounts)
                                   (Unaudited)

                                                            THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                               DECEMBER 31,            DECEMBER 31,
                                                          ---------------------   ---------------------
                                                             2005       2004        2005        2004
                                                          ---------   ---------   --------   ----------
BASIC
Net earnings (loss)
   Continuing operations                                  $  1,510    $   (534)   $  4,014   $ (20,077)
   Discontinued operations                                  (2,864)      2,100       9,949      47,143
                                                          --------    --------    --------   ---------
         Net earnings (loss) available to common
             shareholders                                 $ (1,354)   $  1,566    $ 13,963   $  27,066
                                                          ========    ========    ========   =========
SHARES:
   Weighted average number of common shares outstanding     20,752      15,741      18,795      15,520
                                                          ========    ========    ========   =========
NET EARNINGS (LOSS) PER COMMON SHARE:
   Continuing operations                                  $   0.07    $  (0.03)   $   0.21   $   (1.29)
   Discontinued operations                                   (0.14)       0.13        0.53        3.03
                                                          --------    --------    --------   ---------
         Total                                            $  (0.07)   $   0.10    $   0.74   $    1.74
                                                          ========    ========    ========   =========

DILUTED:
Net earnings (loss) available to common shareholders      $ (1,354)   $  1,566    $ 13,963   $  27,066
                                                          ========    ========    ========   =========

SHARES:
Weighted average number of common shares outstanding        20,752      15,741      18,795      15,520
Shares issuable from assumed exercise of options             1,017          --       1,079          --
                                                          --------    --------    --------   ---------
                                                            21,769      15,742      19,874      15,520
                                                          ========    ========    ========   =========
NET EARNINGS (LOSS) PER COMMON SHARE:
   Continuing operations                                  $   0.07    $  (0.03)   $   0.20   $   (1.29)
   Discontinued operations                                   (0.13)       0.13        0.50        3.03
                                                          --------    --------    --------   ---------
      Total                                               $  (0.06)   $   0.10    $   0.70   $    1.74
                                                          ========    ========    ========   =========
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